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                                                                    EXHIBIT 99.1

FILM ROMAN AND PENTAMEDIA REACH TERMS FOR STRATEGIC INVESTMENT

North Hollywood, CA -- May 2, 2001 -- Film Roman, Inc. (OTCBB: ROMN) announced that it has reached an agreement with Pentamedia Graphics, Ltd. to modify the transaction between them. Under the new terms, Pentamedia will be issued one new share of Film Roman's common stock for each $1.17 in value it receives from Pentamedia. Upon completion of the transaction, Pentamedia will own up to 49.946% of Film Roman's common stock, with an overall valuation of up to $10,000,000. The specifics of the restructured transaction are being finalized by the two companies and any necessary approvals will be sought in the near future.

In a joint statement, V. Chandrasekaran, CEO of Pentamedia and John Hyde, CEO of Film Roman stated, "We have restructured the agreement between us and look forward to finalizing the transaction so that we can start building on the strengths of our respective companies."

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based largely on Film Roman's current expectations and are subject to a number of risks and uncertainties including, but not limited to, risks that programming may not be sold, and if sold, may not be successful, and other risks described in Film Roman Inc.'s Annual Report on Form 10K for the year ended December 31, 2000 and other SEC reports and filings. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events, otherwise.

Press Contacts for mPRm Public Relations:
Tracy Mlakar (323) 933-3399
tmlakar@mprm.com